CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 21, 2018 with respect to the financial statements and financial highlights of The Tocqueville Trust (including The Tocqueville Gold Fund) for the year ended October 31, 2018, which is incorporated by reference in the Prospectus and Statement of Additional Information contained in this Registration Statement. We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the captions “Financial Highlights”, “Counsel and Independent Registered Public Accounting Firm”, and “Financial Statements”.

/s/ Grant Thornton LLP

Chicago, Illinois
April 8, 2019